UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SPOK HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	16-1694797
(State or other jurisdiction	(I.R.S. Employer Identification
of incorporation or organization)	Number)

5911 Kingstowne Village Pkwy, 6th Floor ALEXANDRIA, VIRGINIA	22315
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Shares Purchase Rights	NASDAQ

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable

(If applicable)
Securities to be registered pursuant to Section 12(g) of the Act:

                                                                             None

This Form 8-A/A is filed by Spok Holdings, Inc. (the “Company”), to supplement and amend the information set forth on the Form 8-A filed by the Company on September 3, 2021.

Item 1	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

On June 15, 2022, the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”), entered into an amendment (the “Rights Agreement Amendment”) to that certain Rights Agreement (the “Rights Agreement”), dated as of September 2, 2021, between the Company and the Rights Agent. The Rights Agreement Amendment accelerates the expiration of the Company’s preferred share purchase rights (the “Rights”) under the Rights Agreement by amending the definition of “Final Expiration Date” under the Rights Agreement to mean “June 15, 2022”. Accordingly, the Rights which were previously dividended to holders of record of the common shares, par value $0.0001 per share, of the Company shall expire as of the close of business on June 15, 2022 upon the expiration of the Rights Agreement and no person shall have any rights pursuant to the Rights Agreement or the Rights.

This foregoing description is only a summary, and is not complete, and should be read together with the entire Rights Agreement Amendment. The Rights Agreement specifying the terms of the Rights and the Rights Agreement Amendment are incorporated herein by reference as exhibits to this registration statement. The foregoing summary of the Rights Agreement Amendment is qualified in its entirety by reference to such exhibits.

Item 2	EXHIBITS.

EXHIBIT NUMBER	DESCRIPTION
4.1	Rights Agreement, dated as of September 2, 2021, between Spok Holdings, Inc. and Computershare Trust Company, N.A., which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated September 3, 2021 of Spok Holdings, Inc.).
4.2	First Amendment to Rights Agreement, dated as of June 15, 2022, between Spok Holdings, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K, dated June 15, 2022, of Spok Holdings, Inc.).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPOK HOLDINGS, INC.

By:	/s/ Vince Kelly
Name:	Vince Kelly
Title:	Chief Executive Officer

Dated: June 15, 2022

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1	Rights Agreement, dated as of September 2, 2021, between Spok Holdings, Inc. and Computershare Trust Company, N.A., which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated September 3, 2021 of Spok Holdings, Inc.).
4.2	First Amendment to Rights Agreement, dated as of June 15, 2022, between Spok Holdings, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K, dated June 15, 2022, of Spok Holdings, Inc.).